Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports a 25% Increase in Earnings for the Fiscal Year and

a 16% Increase in Earnings for the Quarter Ended June 30, 2003

Medway, MA, July 30, 2003 – Service Bancorp, Inc. (OTC:SERC) the bank holding company for Strata Bank, announced quarterly net income of $474,000, or $0.30 per share (basic) and $0.29 per share (diluted), for the quarter ended June 30, 2003, compared with $407,000, or $0.26 per share (basic) and $0.25 per share (diluted) for the quarter ended June 30, 2002, an increase of $67,000, or 16%. Net income for the fiscal year ended June 30, 2003 was $1.6 million, or $1.02 per share (basic) and $1.00 per share (diluted), an increase of $326,000, or 25%, from $1.3 million, or $0.82 per share (basic) and $0.81 per share (diluted), for the year ended June 30, 2002.

The Company’s asset growth continued this quarter with assets totaling $299.9 million as of June 30, 2003, an increase of $22.9 million, or 8%, from $277.1 million as of June 30, 2002. Total loans increased $29.1 million, or 19%, over the past year to $179.9 million. This year’s loan growth reflects a successful year for residential loan originations through the Strata Mortgage Center, and strong demand for commercial services such as commercial real estate, construction and commercial business loans. In addition, home equity loans have also experienced strong growth over the past year due to expansion of the Bank’s product offerings for new home equity loans and successful promotions. The Bank’s network of eight full-service banking offices provided an increase over last year in total deposits of $19.7 million, or 9%, to $239.9 million as of June 30, 2003. Core deposits which include low cost demand, savings, NOW and money market accounts increased $27.8 million, or 23% which provided the opportunity to reduce higher cost certificates of deposit by $8.6 million.

The quarter’s strong earnings results were directly attributable to the growth in earning assets and resulting increase in net interest income. For the quarter ended June 30, 2003, net interest income increased $145,000, or 6%, to $2.5 million and for the year ended June 30, 2003, net interest income increased $771,000, or 9%, to $9.6 million. The Company’s ability to control operating costs also contributed greatly to the increase in earnings this year. Total non-interest expenses this year increased only $55,000 or less than 1%, over last year to $8.0 million.

The provision for loan losses increased from $105,000 for the quarter ended June 30, 2002 to $150,000 this quarter, while the provision for the year was $570,000 compared with $330,000 last year. These increases to the provision for loan losses were consistent with this year’s loan growth and reserve allocation requirements. As a result, the allowance for loan losses increased to .96% of loans outstanding as of June 30, 2003, compared with .83% a year ago. The Company’s underwriting standards continue to result in strong credit quality in its commercial and residential loan portfolios. Non-performing assets were $309,000, or .10% of total assets at June 30, 2003, slightly lower than the level of non-performing assets a year ago of $653,000, or .24% of total assets.

Stockholders’ equity increased to $23.5 million, or $14.66 book value per share, at June 30, 2003 from $20.4 million, or $12.75 book value per share, at June 30, 2002. The Company’s ratio of stockholders’ equity to total assets at June 30, 2003 was 7.84%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated that: “I am very pleased with Strata’s strong financial results for the quarter and our fiscal year. Strata’s success is due to our commitment to providing our clientele with outstanding customer service and superior financial products. Through the hard work and dedication of our employees Strata Bank has demonstrated that even in uncertain economic times, we are able to grow the company while maintaining profitability.”

Service Bancorp, Inc. serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has limited service branches in Franklin at the Forge Hill Senior Living Community and in Worcester at Notre Dame du Lac Assisted Living Community. Strata Bank offers a wide array of personal and commercial banking products and services

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	June 30, 2003	June 30, 2002
Consolidated Balance Sheet Data:
Total assets	$299,946	$277,077
Total loans, net of allowance for loan losses	179,922	150,847
Short-term investments	28,372	15,616
Other investments	73,106	91,720
Deposits	239,929	220,193
Borrowings	35,232	34,794
Stockholders’ equity	23,511	20,365
Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	7.84%	7.35%
Book value per share	$14.66	$12.75
Net income for the quarter ended	$474	$407
Basic earnings per share for the quarter	$0.30	$0.26
Non-performing assets to total assets	0.10%	0.24%
Allowance for loan losses to loans	0.96%	0.83%
Number of full-service offices	8	8
Number of limited-service offices	2	2

	Quarter Ended June 30,		Year Ended June 30,
	2003	2002	2003	2002
Consolidated Statement of Income:
Total interest income	$3,749	$4,056	$15,482	$16,178
Total interest expense	1,266	1,718	5,876	7,343

Net interest income	2,483	2,338	9,606	8,835
Provision for loan losses	150	105	570	330

Net interest income after provision for loan losses	2,333	2,233	9,036	8,505

Service charges and other income	366	359	1,398	1,400
Gain (loss) on securities available for sale, net	2	22	(19)	47

Total non-interest income	368	381	1,379	1,447

Total non-interest expense	2,038	2,003	8,030	7,975

Income before income taxes	663	611	2,385	1,977
Income taxes	189	204	758	676

Net income	$474	$407	$1,627	$1,301

Earnings per share:
Basic	$0.30	$0.26	$1.02	$0.82

Diluted	$0.29	$0.25	$1.00	$0.81

Weighted average shares:
Basic	1,599,425	1,591,208	1,601,855	1,581,311

Diluted	1,636,916	1,616,580	1,631,385	1,606,108

Performance Ratios:
Annualized return on average assets	0.67%	0.61%	0.59%	0.50%
Annualized return on average equity	8.29%	8.32%	7.47%	6.78%
Net interest spread	3.42%	3.35%	3.35%	3.24%
Net interest margin	3.74%	3.73%	3.69%	3.67%

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(800) 339-4346